                                                                           EX-11

                                               THE STANDARD REGISTER COMPANY

                                             COMPUTATION OF EARNINGS PER SHARE
                                    (Dollars in thousands except for per share amounts)
                                                      1993                   1992                    1991
                                                      ----                   ----                    ----
Average shares outstanding                          28,734,394 (1)        28,709,291 (2)          28,679,138 (3)
                                                    ==========            ==========              ==========


Net income before cumulative
  effect of accounting changes                         42,185                 39,372                  32,707

Cumulative effect of
  accounting changes                                     -                    13,362                    -
                                                      -------                -------                 -------

Net income                                             42,185                 26,010                  32,707
                                                      =======                =======                 =======



Primary income per share:

  Net income before cumulative
    effect of accounting changes                        $1.47                  $1.37                   $1.14

  Cumulative effect of
    accounting changes                                     -                     .47                      -
                                                         ----                   ----                    ----

  Net income                                            $1.47                  $ .90                   $1.14
                                                         ====                   ====                    ====

(1) Includes 50,749 shares of common stock issued in 1993 under the Company's Stock Incentive Plan and repurchase of 90,086 shares during the year.

(2) Includes 50,490 shares of common stock issued in 1992 under the Company's Stock Incentive Plan and repurchase of 12,570 shares during the year.

(3) Includes 53,857 shares of common stock issued in 1991 under the Company's Stock Incentive Plan and repurchase of 15,279 shares during the year.





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